EXHIBIT 99.1

State Auto Financial Declares Quarterly Dividend and Announces

Changes to State Auto Reinsurance Pooling Agreement

Contacts:
Terrence Bowshier	Kyle Anderson
VP - Director of Investor Relations	Director of Media Relations
(614) 464-5078	(614) 917-5497

Columbus, Ohio (November 9, 2007) – Today the board of directors of State Auto Financial Corporation (NASDAQ: STFC) declared a quarterly cash dividend of $0.15 per share, payable December 28, 2007, to shareholders of record at the close of business on December 13, 2007. This is the 66th consecutive quarterly cash dividend declared by the company’s board since STFC had its initial public offering of common stock in 1991.

State Auto Financial and State Automobile Mutual Insurance Company also announced proposed changes to the State Auto Reinsurance Pooling Agreement. The changes include incorporating the operating results of the Beacon Insurance Group, acquired by State Automobile Mutual in March 2007, and State Automobile Mutual’s middle market business into the pooling agreement. In addition, if the previously announced affiliation agreement between State Automobile Mutual and the Patrons Group receives all necessary regulatory and policyholder approvals by December 15, the operating results of Patrons Mutual Insurance Company of Connecticut and Litchfield Mutual Fire Insurance Company would also be included in the pooling agreement. All of the proposed changes are subject to regulatory approval by various Departments of Insurance and would be effective as of January 1, 2008.

Commencing with the effective date of these changes, the participating percentages of certain pooled companies will be adjusted, but the STFC insurance subsidiaries’ overall share of the pool will remain at 80%. The Beacon Group, State Automobile Mutual’s middle market insurance and the Patrons/Litchfield businesses produced approximately $100 million of direct premiums written during the first nine months of 2008, comprised of approximately 48% personal lines and 52% business lines. The announced changes are not expected to materially impact the 2008 earnings of STFC.

STFC has scheduled a conference call with all interested investors for Monday, November 19, 2007 at 10 am ET to further discuss the details of this announcement. Live and archived broadcasts of the call can be accessed on www.stateauto.com.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 29 states and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies. The company is one of only 98 NASDAQ listed companies to be named a 2007 Mergent Dividend Achiever for having increased its dividends for ten or more years in succession.

The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. The State Auto Insurance Companies include State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security and Meridian Citizens Mutual. Other State Auto affiliated entities include the Beacon Insurance Group. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at www.stateauto.com.